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                           INTERNATIONAL PAPER REPORTS
              FIRST-QUARTER RESULTS OF $44 MILLION, OR $.14 A SHARE

April 13, 1999

PURCHASE, N.Y. -- International Paper today reported first-quarter 1999 earnings of $44 million, or $.14 a share, compared with fourth-quarter 1998 earnings of $66 million, or $.21 a share, before special items. First-quarter 1999 net sales were $5.0 billion, the same as fourth-quarter 1998 net sales. First-quarter 1998 earnings were $75 million or $.25 per share on sales of $4.9 billion.

      "March was by far the best month of the quarter for us. Prices on several of our key products have started to move up in the U.S., and some of our major Asian markets are beginning to recover from the economic problems of last year. The developing weakness in European economies is, however, a concern," said John
T. Dillon, chairman and chief executive officer. "Our wood products business realized a very strong quarter and our food service business is doing very well. We are also seeing improvement in our containerboard and market pulp businesses. Overall, business has clearly improved, and we are optimistic that the price increases we announced will be fully implemented during the second quarter."

      "We will continue to match our output with customer requirements. At the same time, we will increase profitability by looking at our costs in a different way than we have traditionally done," Dillon said. "By employing tools such as cost and revenue curves for each facility, we are now better able to meet customer orders without building inventories, or adversely impacting our cost structure."

      Regarding the pending merger with Union Camp Corporation, Dillon said "we are very pleased with the progress we are making on the integration of the two companies. We are ahead of schedule in almost every area, especially in our people decisions, and each week are releasing further details on the future for our businesses."

      "With the tremendous resources Union Camp brings -- from people to operations to customer focus -- International Paper is positioned for even greater success in the global market place because we will be more efficient in providing the very best products and services to our customers," Dillon said. "We look forward to a successful shareowner vote and merger closure on April 30."

      The reduction in earnings compared to last year's first quarter was primarily the result of sharply lower paper prices. Interest expense is lower because of the issuance of preferred securities of subsidiaries, whose dividends are included in minority interest expense.

      Compared to last year's fourth quarter, operating earnings in 1999's first quarter fell short by 10 percent. After a slow start, however, conditions in each of the business segments performed considerably better in the latter part of the quarter.

      The U.S. and European papers segment reported higher results compared to the previous quarter primarily because of high volume and lower costs at our U.S. mills. Results in each of the other segments were lower. In our Forest Products segment, building materials' earnings doubled in the first quarter compared to fourth-quarter 1998; however, this improvement was offset by lower earnings in timberlands, which had near record earnings in the fourth quarter. In the Industrial and Consumer Packaging segment, Industrial Packaging results were better as volume increased but this was offset by a weaker mix in Consumer Packaging. However, the announced domestic price increases for containerboard that we announced were in place by March and we expect favorable conditions to continue into the next quarter.

      Also, a higher effective tax rate in the first quarter resulted in $.06 a share lower earnings compared to fourth-quarter 1998 earnings. The first-quarter 1999 effective tax rate was 30 percent. The fourth-quarter 1998 rate was 16 percent as that quarter included an adjustment to reduce the full year 1998 rate to 25 percent.

      Fourth-quarter 1998 net earnings were $54 million, or $.17 per share. This includes a non-cash charge for impairment of oil and gas properties of $35 million after tax, or $.11 per share, and a non-cash credit of $23 million, or $.07 per share, from the reversal of previously established restructuring reserves that were no longer required.

      International Paper (www.internationalpaper.com) is a worldwide producer of printing paper, packaging and forest products. The company also operates specialty businesses in global markets as well as a broadly based distribution network. Headquartered in the United States at Purchase, N.Y., the company has operations in 31 countries, employs approximately 80,000 people and exports its products to more than 130 nations.

                                      # # #

                           International Paper Company
                                Sales by Segment
                            Preliminary and Unaudited
                            (in millions of dollars)

                                                           Three Months Ended
                                                                March 31,
                                                           1999           1998
                                                         ----------------------

U.S. and European Papers                                 $ 1,235        $ 1,325

Industrial and Consumer Packaging                          1,100          1,100

Distribution                                               1,530          1,225

Specialty Products                                           310            345

Forest Products                                              685            615

Carter Holt Harvey                                           365            415

Less: Corporate and Intersegment Sales                      (263)          (157)
                                                         ----------------------

Net Sales                                                $ 4,962        $ 4,868
                                                         ======================

                           International Paper Company
                        Summary of Consolidated Earnings
                            Preliminary and Unaudited
            (In millions except for net sales and per share amounts)

                                                           Three Months Ended
                                                                March 31,
                                                           1999           1998
                                                         ----------------------

Net Sales (In billions)                                  $   5.0        $   4.9
                                                         -------        -------

Earnings Before Interest, Income
     Taxes and Minority Interest                             223            268

     Interest expense, net                                   114            127
                                                         -------        -------

Earnings Before Income Taxes
    and Minority Interest                                    109            141

     Income tax provision                                     33             46

     Minority interest expense, net of taxes                  32             20
                                                         -------        -------

Net Earnings                                             $    44        $    75
                                                         =======        =======

Earnings Per Common Share                                $  0.14        $  0.25
                                                         =======        =======

Earnings Per Common Share -
     Assuming Dilution                                   $  0.14        $  0.25
                                                         =======        =======

Average Common Shares Outstanding                          307.0          302.3
                                                         =======        =======